Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163218, 333-114939, 333-101596, 333-84000, and 333-81681 on Form S-8 and Registration Statement No. 333-161055 on Form S-3 of Oshkosh Corporation and subsidiaries (the “Company”) of our report dated November 18, 2009; February 22, 2010 as to the effects of the reclassification of the BAI business as a discontinued operation as described in Note 1 and Note 3 and the adoption of new accounting guidance on the presentation of noncontrolling interests as described in Note 2 and March 30, 2010 as to the effects of including subsidiary guarantor financial information as described in Note 22; relating to the consolidated financial statements and financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard on accounting for uncertain tax positions), appearing in this Current Report on Form 8-K of the Company dated March 30, 2010.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 30, 2010